Exhibit 10.24a

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this "First Amendment") is made and entered into effective as of February 1, 2018 (the "Effective Date"), by and between RREF II PACIFIC CENTER LLC, a Delaware limited liability company ("Landlord"), and EMMAUS LIFE SCIENCES, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

A.

Bixby Torrance, LLC, a Delaware limited liability company ("Bixby") and Tenant entered into that certain Office Lease Agreement dated October 17, 2014 (the "Original Lease"), as amended by that certain Statement of Tenant Regarding Lease Commencement (the "Tenant Statement") executed by Tenant.

B.	The Original Lease and the Tenant Statement are collectively referred to herein as the "Lease".
C.	Landlord has succeeded to the interests of Bixby as landlord under the Lease.
D.

Pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain office space (collectively, the "Premises") consisting of (i) that certain space commonly known as Suite 800 (the "Suite 800 Space"), containing approximately 5,836 rentable square feet and located on the eighth (8th) floor of that certain office building located at 21250 Hawthorne Blvd., Torrance, CA  90503 (the "Building"), and (ii) that certain space commonly known as Suite 875 (the "Suite 875 Space"), containing approximately 7,493 rentable square feet and located on the eighth (8th) floor of the Building (which Suite 875 Space was referred to in the Original Lease as the "Must-Take Space").

E.

Landlord and Tenant now desire to amend the Lease to (i) extend the Term (as defined in the Original Lease) for the Extended Term (as defined below), (ii) memorialize that the Suite 800 Space and Suite 875 Space shall be deemed one (1) space commonly referred to as "Suite 800", and (iii) modify various terms and provisions of the Lease, all as hereinafter provided.

F.	All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

A G R E M E N T:

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Suite 800; Re-measurement of Premises and Building.   Landlord and Tenant hereby acknowledge and agree that:  (i) the Rentable Square Footage of the Premises (as defined

./ -///

[Type here]

in the Original Lease) (i.e., both the Suite 800 Space and Suite 875 Space, collectively); (ii) the Rentable Square Footage of the Building (as defined in the Original Lease), have both been re-measured by Landlord in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1 2017, as modified by Landlord pursuant to Landlord's standard rentable area measurements for the Building, which re-measurement shall be effective from and after the Extended Term Commencement Date (as defined below), but not for any period prior thereto; and (iii) as a result of such re-measurement, from and after the Extended Term Commencement Date, (A) the Suite 800 Space and Suite 875 Space shall collectively be commonly referred to as "Suite 800", (B) the Premises shall collectively be deemed to contain and the Rentable Square Footage of the Premises shall be 13,734 rentable square feet, (C) the Building shall be deemed to contain and the Rentable Square Footage of the Building shall be 310,638 rentable square feet, and (D) all amounts and figures in the Lease, as hereby amended, which are based upon the Rentable Square Footage of the Premises and/or the Rentable Square Footage of the Building shall be calculated based upon the revised Rentable Square Footage of the Premises and/or the Rentable Square Footage of the Building, as the case may be, as determined pursuant to such re-measurement.

2.Extended Term.  The Term, which is currently scheduled to expire on March 31, 2019, is hereby extended to expire on February 29, 2024 (the "Extended Term Expiration Date"), unless sooner terminated in accordance with the terms of the Lease, as hereby amended.  The seventy-two (72) month period from March 1, 2018 (the "Extended Term Commencement Date") through and including the Extended Term Expiration Date shall be referred to herein as the "Extended Term".

[TEXT CONTINUES ON FOLLOWING PAGE]

./ -///	-2-

[Type here]

3.Base Rent.

3.1.Base Rent.  Notwithstanding anything to the contrary contained in the Lease, as hereby amended, during the Extended Term, the Base Rent payable by Tenant to Landlord for the entire Premises (i.e., the Suite 800 Space and the Suite 875 Space) shall be calculated together and shall be as set forth in the following schedule (subject to abatement pursuant to Section 3.2 below):

Period of Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot of Premises
3/1/18 – 2/28/19	$577,038.00	$48,086.50	$3.50
3/1/19 – 2/29/20	$594,956.88	$49,579.74	$3.61
3/1/20 – 2/28/21	$611,437.68	$50,953.14	$3.71
3/1/21 – 2/28/22	$629,566.56	$52,463.88	$3.82
3/1/22 – 2/28/23	$649,343.52	$54,111.96	$3.94
3/1/23 – 2/29/24	$669,120.48	$55,760.04	$4.06

3.2.Abatement of Base Rent.  Notwithstanding Section 3.1 above, provided that Tenant fully performs all of the terms and conditions of the Lease, as hereby amended, and is not in default under the Lease, as hereby amended, Landlord hereby agrees to abate Tenant's obligation to pay the monthly installments of Base Rent otherwise payable for the Premises (the "Abated Rent") during the period from April 1, 2018 through and including September 30, 2018.  During such abatement period, Tenant shall remain responsible for the payment of all of its other monetary obligations under the Lease, as hereby amended.  In the event of a default by Tenant under the terms of the Lease, as hereby amended, that results in the early termination of the Lease, as hereby amended, pursuant to the provisions of Section 19 of the Original Lease, then as a part of the recovery set forth in Section 19 of the Original Lease, Landlord shall be entitled to recover the Abated Rent.

4.Tenant's Pro Rata Share of Taxes and Expenses.  With respect to Tenant's obligation to pay Tenant's Pro Rata Share of Expense Excess and Tax Excess (as such terms are defined in Section 1.01 of Exhibit B attached to the Original Lease), during the Extended Term: (i) Tenant's Pro Rata Share of Expense Excess and Tax Excess for the entire Premises shall be calculated together, and accounting for the re-measurement of the Premises and Building set forth in Section 1 above, shall equal 4.42% (i.e., 13,734 square feet within the Rentable Square Footage of Premises/310,638 square feet within the Rentable Square Footage of the Building); and (ii) the Base Year for purposes of calculating Expense Excess and Tax Excess shall be revised to be calendar year 2018.

./ -///	-3-

[Type here]

5.Condition of Premises; Refurbishment Work.

5.1.Condition of Premises.  Tenant is in possession of the Premises and accepts the same in its "AS IS" condition as of the Effective Date and the Extended Term Commencement Date without any agreements, representations, understandings or obligations on the part of the Landlord to perform or to pay for any alterations, repairs or improvements to the Premises, Building or Project, except as otherwise expressly set forth in Section 5.2 below.

5.2.Refurbishment Work.

(a)Refurbishment Allowance.  Notwithstanding Section 5.1 above to the contrary, at any time during the period commencing on the Effective Date and expiring on February 28, 2019 (the "Refurbishment Period"), Tenant shall be entitled to receive from Landlord a one (1) time refurbishment allowance (the "Refurbishment Allowance") in the amount of up to, but not exceeding, $137,340.00 (i.e., $10.00 per square foot of the Rentable Square Footage of the Premises) to help Tenant pay for the costs of the design, construction, acquisition and installation of any alterations and tenant improvements to the Premises (collectively, the "Refurbishment Work"), that are undertaken by Landlord on behalf of Tenant during the Refurbishment Period as provided in this Section 5.2.  All Refurbishment Work to be performed by Landlord shall be subject to the mutual approval of the parties, including the mutual approval of all space plans, working drawings and specifications therefor (collectively, the "Refurbishment Plans") prepared by architects and engineers designated by Landlord at Tenant's cost (which cost may be paid out of the Refurbishment Allowance).  All Refurbishment Work shall be performed by contractors and subcontractors designated and retained by Landlord and shall otherwise be performed in accordance with and subject to the terms and provisions of Section 9.02 of the Original Lease.

(b)Disbursement of Refurbishment Allowance.  Except as otherwise provided in Section 5.2(c) below, Landlord shall disburse the Refurbishment Allowance to pay for the costs of the design, construction, acquisition and installation of the Refurbishment Work (collectively, the "Refurbishment Costs") on a progress payment basis during the course of the design and construction of the Refurbishment Work in accordance with Landlord's standard draw cycle and disbursement procedures and requirements (which procedures and requirements include, without limitation, Landlord's receipt of requests for payment and invoices from the architects, engineers, contractors, subcontractors and other persons or entities performing the Refurbishment Work and executed mechanics' lien releases from all such persons and entities, all as reasonably satisfactory to Landlord), but only after Tenant has paid to Landlord all Refurbishment Costs which exceed the Refurbishment Allowance (collectively, the "Excess Refurbishment Costs").  Tenant shall be solely responsible for all such Excess Refurbishment Costs.  Such Excess Refurbishment Costs, if any, may be estimated by Landlord from time to time prior to and/or during the design, construction, acquisition and installation of the Refurbishment Work, and Tenant shall pay such Excess Refurbishment Costs (as so estimated by Landlord) to Landlord within ten (10) days after Tenant's receipt of written invoice therefor.  Following completion of the Refurbishment Work, Landlord shall provide Tenant with a reconciliation of the total Refurbishment Costs as compared to

./ -///	-4-

[Type here]

the Excess Refurbishment Costs and the estimates of the Excess Refurbishment Costs previously paid by Tenant, and Tenant shall pay to Landlord any underpayment of Excess Refurbishment Costs made by Tenant, or Landlord shall reimburse to Tenant any overpayment of Excess Refurbishment Costs made by Tenant, as the case may be, within thirty (30) days after Landlord's delivery of such reconciliation.  In no event shall Landlord be obligated to make disbursements pursuant to this Section 5.2(b) in a total amount which exceeds the Refurbishment Allowance.

(c)Limitations on Disbursement; Base Rent Credit.  Notwithstanding anything in this Section 5.2 above to the contrary, Landlord shall have no obligation to disburse any portion of the Refurbishment Allowance with respect to any Refurbishment Work that is performed prior to or after the Refurbishment Period.  In addition, except as otherwise provided hereinbelow, Tenant shall not be entitled to receive any portion of the Refurbishment Allowance that is not used to pay for the Refurbishment Costs of the Refurbishment Work performed during the Refurbishment Period, and any such unused amounts of the Refurbishment Allowance as of the end of the Refurbishment Period shall revert to Landlord and Tenant shall have no further rights with respect thereto.  Notwithstanding the foregoing to the contrary, Tenant may elect, by written notice (the "Base Rent Credit Notice") delivered to Landlord prior to the expiration of the Refurbishment Period, to receive any then unused portion of the Refurbishment Allowance as a credit against the Base Rent payable by Tenant for the Premises under the Lease, as hereby amended.  The Base Rent Credit Notice shall expressly state the exact amounts of such then unused portion of the Refurbishment Allowance that Tenant elects to receive as a credit against Base Rent due and payable by Tenant under the Lease, as hereby amended (the "Base Rent Credit Amount").  If Tenant properly and timely delivers the Base Rent Credit Notice to Landlord, then:  (i) the Refurbishment Allowance shall be reduced by the Base Rent Credit Amount; and (ii) the Base Rent Credit Amount shall be applied to the Base Rent otherwise next due and payable by Tenant under this Lease from and after the date that Tenant delivers the Base Rent Credit Notice to Landlord until the Base Rent Credit Amount is reduced to $0.00.

(d)Acceptance of Inconveniences.  Tenant acknowledges that Landlord will be performing the Refurbishment Work during Tenant's occupancy of the Premises, and Tenant hereby agrees that:  (i) Tenant shall cooperate with Landlord and Landlord's schedule of performance of the Refurbishment Work during such occupancy so that Landlord may timely perform the Refurbishment Work without interference from Tenant; (ii) Landlord shall be permitted to cause the Refurbishment Work to be performed during normal business hours as reasonably necessary to complete the same in a timely manner, without any obligation to pay overtime or other premiums; (iii) Tenant shall accept all inconveniences associated with the performance of the Refurbishment Work which may occur during such occupancy, including, without limitation, dust, noise, etc.; (iv) the performance of the Refurbishment Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of any rent payable pursuant to the Lease (as hereby amended); (v) Landlord shall have no responsibility or for any reason be liable to Tenant for any injury to or interference with Tenant's business arising from the performance of the Refurbishment Work; and (vi) Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the

./ -///	-5-

[Type here]

Premises or of Tenant's personal property or improvements therein resulting from the performance of the Refurbishment Work, or for any inconvenience or annoyance occasioned thereby.

6.Modifications to Security Deposit.

6.1.Increase in Security Deposit.  Concurrently with Tenant's execution and delivery of this First Amendment, Tenant shall deposit with Landlord an amount equal to $72,500.00, which amount Landlord shall add to the Security Deposit held by Landlord under the Lease, as hereby amended (i.e., $87,500.00), such that the total Security Deposit thereafter held by Landlord shall equal $160,000.00 (subject to reduction as provided in Section 6.2 below).

6.2.Future Reduction in Security Deposit.  Provided that Tenant is not in  default under this Lease beyond any applicable notice and cure period as of February 28, 2019 (herein, the "Security Deposit Reduction Date"), and has not previously been in default under this Lease beyond any applicable notice and cure period more than once in the immediately preceding twelve (12) month period, the Security Deposit held by Landlord under this Lease shall be reduced on the Security Deposit Reduction Date by $80,000.00, such that the total Security Deposit thereafter held by Landlord shall equal $80,000.00.  Any such reduction of the Security Deposit pursuant to the terms of this Section 6.2 shall, at Landlord's election, (i) be applied as a credit against the next Base Rent due from Tenant following the Security Deposit Reduction Date, or (ii) reimbursed to Tenant within thirty (30) days after the Security Deposit Reduction Date.  Except as specifically set forth in this Section 6.2, the Security Deposit shall not be subject to reduction during the Term and/or Extended Term, as the case may be.

7.Relocation of Monument Signage.  The parties acknowledge and agree that, following the Effective Date, Landlord, at Landlord's cost, shall relocate the existing identification panel on the Monument Signage (as defined in and pursuant to Section 32 of the Original Lease) from the existing location as of the Effective Date (as depicted on Exhibit J attached to the Original Lease) to that certain monument signage located at the center of the Building in front of the Hawthorne Blvd. entrance to the Property.  Tenant's rights to such relocated monument signage shall otherwise continue to be subject to and in accordance with the applicable terms and provisions of Section 32 of the Original Lease.

8.Extension Option.  During the Extended Term, Tenant shall continue to have the Extension Option as defined in and pursuant to the Extension Option Rider attached as Rider No. 1 to the Original Lease, provided, however, effective as of the Effective Date:  (i) the Option Term (as defined therein) shall be for a period of five (5) years (and not for four [4] years as currently set forth therein) and shall mean and refer to the five (5) year period immediately following the expiration of the Extended Term; (ii) the reference in Section 1 therein to the "initial Term" shall mean and refer to the "Extended Term"; and (iii) the phrase "eleven (11) months" set forth in Section 2 therein shall be deleted and replaced with the phrase "twelve (12) months".

9.Visitor Parking.  Notwithstanding anything in Section 28.02 of the Original Lease to the contrary, during the Extended Term, subject to availability as determined by Landlord, free of parking charges, Tenant's visitors shall be permitted to park in those certain areas of the parking

./ -///	-6-

[Type here]

facilities serving the Building that are designated for visitor parking by Landlord from time to time.

10.Modification of Building Service Hours.  Effective as of the Effective Date, the text "8:00 A.M. to 6:00 P.M., Monday through Friday" set forth in Section 6 of the Original Lease shall be deleted and replaced with the text "7:00 A.M. to 7:00 P.M., Monday through Friday, and 8:00 A.M. to 1:00 P.M, Saturday".

11.Landlord's Notice Address.  Effective as of the Effective Date, Landlord's address for notices under the Lease (as hereby amended) shall be revised to be:

RREF II Pacific Center LLC
c/o CM Management Services
236 S. Sierra Ave., Suite 100
Solana, CA  92075
Attn:  Ann Bruce

With a copy to:

c/o CM Management Services
21250 Hawthorne Boulevard, Suite 410
Torrance, CA  90503
Attn:  Lindsay Palomera

12.Miscellaneous Modifications.  Effective as of the Effective Date, the Lease shall be modified as follows:

12.1.with respect to Section 6 of the Original Lease:

(a)the parenthetical "(except as set forth hereinbelow in the third [3rd] paragraph of this Section 6)" shall be added immediately following the text "give rise to an abatement of Rent" set forth in the last sentence of the first (1st) paragraph therein;

(b)the following text shall be added as a new third (3rd) paragraph therein:

"If Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of any failure to provide to the Premises any of the essential utilities and services required to be provided by Landlord in Sections 6(a), (b) and (e) hereinabove, but only to the extent such failure is caused by Landlord's negligence or willful misconduct (each, an "Abatement Event"), Tenant shall give Landlord written notice of such Abatement Event.  If such Abatement Event continues for five (5) consecutive business days after Landlord's receipt of any such written notice from Tenant ("Eligibility Period"), then Tenant's obligation to pay Base Rent and Tenant's Pro Rata Share of Expense Excess and Tax Excess shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing during such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the

./ -///	-7-

[Type here]

proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises.  To the extent Tenant shall be entitled to abatement of Base Rent and Tenant's Pro Rata Share of Expense Excess and Tax Excess because of a damage or destruction pursuant to Section 16 below or a taking pursuant to Section 17 below, then the Eligibility Period shall not be applicable.";

12.2.the last sentence of Section 8 of the Original Lease shall be deleted and of no further force or effect;

12.3.the following text shall be added as a new second (2nd) paragraph to Section 13 of the Original Lease:

"Notwithstanding the foregoing provisions of this Section 13 to the contrary:  (1) except for lost profits, loss of business or other consequential damages (collectively, "Consequential Damages") incurred or suffered by Tenant or the Tenant Related Parties, the assumption of risk and release by Tenant set forth hereinabove shall not apply to any losses, costs, damages, expenses, claims and liabilities, including without limitation court costs and reasonable attorneys' fees (collectively "Claims") to the extent resulting from the negligence or willful misconduct of Landlord or the Landlord Related Parties and not insured or required to be insured by Tenant under this Lease (collectively, the "Excluded Claims"); and (2) Tenant's indemnity of Landlord hereinabove shall not apply to (A) any Excluded Claims, or (B) any loss of or damage to Landlord's property to the extent Landlord has waived such loss or damage pursuant to Section 15 below.  In addition, Landlord shall indemnify, defend, protect and hold Tenant and the Tenant Related Parties harmless from and against all such Excluded Claims, except for (x) any loss or damage to Tenant's property to the extent Tenant has waived such loss or damage pursuant to Section 15 below, and (y) any Consequential Damages.  Each party's agreement to indemnify the other pursuant to this Section 13 is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant and/or Landlord, as applicable, pursuant to the provisions of this Lease.";

12.4.the following text shall be added as a new Section 1.03 of Exhibit B attached to the Original Lease:

"1.03Notwithstanding anything hereinabove in this Section 1 to the contrary, Landlord's failure to provide Tenant with a statement of the actual Expenses and Expenses Excess and the actual Taxes and Tax Excess for a particular calendar year within eighteen (18) months after the end of the calendar year in question shall constitute a waiver of Landlord's right to collect any additional Expenses Excess and/or Tax Excess (as the case may be) which would otherwise have been payable for such calendar year pursuant to such statement; provided further, however, that such limitation on Landlord's ability to collect any such additional Expenses Excess and/or Tax Excess (as the case may be) as a result of any late delivery of such statement shall not preclude Landlord from modifying any statement once such

./ -///	-8-

[Type here]

statement is timely delivered, as provided hereinabove, to correct any errors or reflect any new information received by Landlord with respect to the Expenses and Expenses Excess and Taxes and Tax Excess (as the case may be) shown on such statement (including, without limitation, as a result of any new or supplemental tax bills issued by the applicable taxing authority or any audit conducted by Tenant or any other tenant of the Property), so long as Landlord delivers such revised statement to Tenant by no later than eighteen (18) months after Landlord becomes aware of such errors or receives such new information.  If any such revised statement so delivered shows that an additional Expenses Excess and/or Tax Excess (as the case may be) is present, then Tenant shall pay to Landlord, within thirty (30) days after Tenant's receipt of the revised statement, the amount of the additional Expenses Excess and/or Tax Excess (as the case may be).  If any such revised statement reflects that Tenant has overpaid Tenant's Pro Rata Share of Expenses Excess and/or Tax Excess (as the case may be) for such calendar year, Landlord shall, at its option either credit such overpayment toward Tenant's next rent payment(s) under this Lease, or remit to Tenant with such applicable revised statement the amount of the overpayment.";

12.5.the text ", at Landlord's option," set forth in Section 2.03 of Exhibit B attached to the Original Lease shall be deleted and of no further force or effect;

12.6.the number "90" set forth in the first (1st) sentence of Section 4 of Exhibit B attached to the Original Lease shall be deleted and replaced with the number "135";

12.7.the text "10%" set forth in the fifth (5th) sentence of Section 4 of Exhibit B attached to the Original Lease shall be deleted and replaced with the text "5%"; and

12.8.the text "Landlord shall be responsible for all costs, expenses and fees incurred for the audit up to an amount not to exceed $2,500" set forth in the fifth (5th) sentence of Section 4 of Exhibit B attached to the Original Lease shall be deleted and replaced with the text "Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of the audit actually incurred by Tenant within thirty (30) days after Landlord's receipt of an invoice therefor together with reasonable supporting documentation of such costs".

13.Earthquake Insurance.  Landlord agrees that, if Landlord does not carry standard earthquake insurance coverage for the Building during the Base Year (as amended pursuant to Section 4 above), but subsequently obtains such standard earthquake insurance coverage for the Building during the Extended Term, then the costs incurred in any calendar year after the Base Year because of any such added earthquake insurance coverage shall be added to and included in the Base Year for purposes of determining the Expenses Excess payable for such calendar year in which such added new earthquake insurance coverage is obtained, as if such coverage was provided in the Base Year (but at the rate for such insurance coverage which would have been in effect during the Base Year, or the rate in effect during such subsequent calendar year, whichever is lower).

14.California Accessibility Disclosure.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that

./ -///	-9-

[Type here]

the Premises have not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:

"A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."

In furtherance of and in connection with such notice:  (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (A) Tenant shall have the one-time right to request for and obtain a CASp inspection of the Premises, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the date that is sixty (60) days after the Effective Date; (B) any CASp inspection of the Premises timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (4) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the "CASp Reports") and all other costs and expenses in connection therewith; (C) Tenant shall deliver a copy of any CASp Reports to Landlord within three (3) business days after Tenant's receipt thereof; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or Project located outside the Premises that are Landlord's obligation to repair as set forth in the Lease (as hereby amended), then, notwithstanding anything to the contrary contained in the Lease, as hereby amended, Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant's receipt of an invoice therefor from Landlord.

./ -///	-10-

[Type here]

15.Brokers.  Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, other than Corporate Realty Advisors, representing Tenant, and Newmark Knight Frank, representing Landlord (collectively, the "Brokers"), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent (other than the Brokers) in connection with this First Amendment.

16.No Further Modification.  Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

17.Counterparts.  This First Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

./ -///	-11-

[Type here]

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed by their duly authorized representatives as of the date first above written.

LANDLORD:	RREF II PACIFIC CENTER LLC, a Delaware limited liability company
By:/s/ Jason Morrow Name: Jason Morrow Title: Authorized Signatory

TENANT:	EMMAUS LIFE SCIENCES, INC., a Delaware corporation
By: /s/ Yutaka Niihara Name: Yutaka Niihara Title: CEO
By: /s/ Willis Lee Name: Willis Lee Title: COO

./ -///	-12-